Exhibit 23.3
CONSENT OF RYDER SCOTT

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ending on December 31, 2008 in its Registration Statement on Form F-4 of Ecopetrol S.A. filed with the United States Securities and Exchange Commission on July 31, 2009.

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. 1580
Houston, Texas
July 31, 2009
/s/Hernan G. Acuna
Herman G. Acuna, P.E.
Managing Senior International Vice President